THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                        SUPPLEMENT DATED JANUARY 30, 1999
                                       TO
                             EQUI-VEST(R) PROSPECTUS
                                DATED MAY 1, 1998
             EQUI-VEST(R) EDC CONTRACTS (SERIES 100 AND SERIES 200)
         OFFERED TO CERTAIN EMPLOYEES OF STATE AND MUNICIPAL GOVERNMENTS
                            WITHIN THE STATE OF IOWA
   This Supplement adds to and modifies certain information contained in the prospectus dated May 1, 1998 (PROSPECTUS) for EQUI-VEST(R) PERSONAL RETIREMENT PROGRAMS AND EMPLOYER-SPONSORED RETIREMENT PROGRAMS offered by Equitable Life. Equitable Life will offer EQUI-VEST(R) EDC, as described below (IOWA/ENHANCED EDC CONTRACTS), to fund plans that meet the requirements of Internal Revenue Code Section 457 ("Section 457 Plans") sponsored by certain state and municipal governments described in Section 457 of the Code, within the State of Iowa (EMPLOYER). Iowa/Enhanced EDC Contracts will be available only when an Employer (i) makes contributions to a Section 457 Plan, whether in addition to, or instead of, employee salary reduction or elective deferred contributions, as applicable, (ii) has entered into an agreement with Equitable Life that permits Equitable Life to offer Iowa/Enhanced EDC Contracts as a funding vehicle for your Employer's Section 457 Plan; and (iii) has greater than $50 million in plan assets for all Iowa/Enhanced EDC Contracts within the state of Iowa. Capitalized terms not otherwise defined in this Supplement have the same meaning as in the Prospectus. Page references are to pages in the Prospectus.

Employees of an Employer may participate under an Iowa/Enhanced EDC Contract on the same basis and under the same terms and conditions described in the Prospectus as applicable to EQUI-VEST(R) EDC Contracts, except for certain material differences described in this Supplement. Participation under Iowa/Enhanced EDC Contracts, will be available to (i) Annuitants, within the state of Iowa, participating under EQUI-VEST EDC Contracts purchased prior to the date of this Supplement and (ii) any Annuitant participating under an Iowa/Enhanced EDC Contract purchased as of or after the date of this Supplement.


"PART 1:  SUMMARY" OF THE PROSPECTUS HAS BEEN MODIFIED AS FOLLOWS:

ANNUAL ADMINISTRATIVE CHARGE. The Annual Administrative Charge is waived and does not apply to Iowa/Enhanced EDC Contracts.

FEE TABLES. For Iowa/Enhanced EDC Contracts, the following fee tables replace Table 1: EQUI-VEST Series 100 and Table 2: EQUI-VEST Series 200 fee tables at pages 13, 14, and 15. You should refer to the fee tables in "Part I: SUMMARY" of the Prospectus for all other applicable expenses related to EQUI-VEST Series 100 and Series 200 Contracts. Please also see the discussion of the modifications to "Part 7: DEDUCTIONS AND CHARGES" set forth in this Supplement.


                       FOR USE ONLY IN THE STATE OF IOWA

TABLE 1: EQUI-VEST SERIES 100

-----------------------------------------------------------------------------------------------------------------------------------
                                                              ALLIANCE
                                              ALLIANCE      INTERMEDIATE      ALLIANCE     ALLIANCE      ALLIANCE       ALLIANCE
                                                MONEY        GOVERNMENT       QUALITY       HIGH         GROWTH &        EQUITY
                                               MARKET        SECURITIES         BOND        YIELD         INCOME         INDEX
                                             --------------------------------------------------------------------------------------
  Separate Account Annual
    Expenses (4)
    Mortality and Expense Risk Fees              .65%          .65%             .65%         .65%          .65%           .65%
    Other Expenses                               .25%          .25%             .25%         .25%          .25%           .25%
------------------------------------------------------------------------------------------------------- ---------------------------
      Total Separate Account Annual Expenses     .90%          .90%             .90%         .90%          .90%           .90%
  HRT Annual Expenses (4)
    Investment Advisory Fees                     .35%          .50%             .53%         .60%          .55%           .32%
    Rule 12b-1 Fees (7)                          .25%          .25%             .25%         .25%          .25%           .25%
    Other Expenses.                              .04%          .06%             .05%         .04%          .04%           .04%
-----------------------------------------------------------------------------------------------------------------------------------
      Total HRT Annual Expenses (5)(6)           .64%          .81%             .83%         .89%          .84%           .61%
-----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

TABLE 1:  EQUI-VEST SERIES 100
----------------------------------------------------------------------------------------------------------------------------------

                                                                                              ALLIANCE
                               ALLIANCE                ALLIANCE     ALLIANCE     ALLIANCE      CONSER-                 ALLIANCE
                                COMMON    ALLIANCE      INTER-     AGGRESSIVE   SMALL CAP      VATIVE      ALLIANCE     GROWTH
                                STOCK      GLOBAL      NATIONAL      STOCK        GROWTH      INVESTORS    BALANCED    INVESTORS
                              ----------------------------------------------------------------------------------------------------
  Separate Account Annual
    Expenses (4)
    Mortality and Expense Risk
      Fees                          .65%       .65%       .65%        .65%         .65%          .65%        .65%         .65%
    Other Expenses                  .25%       .25%       .25%        .25%         .25%          .25%        .25%         .25%
----------------------------------------------------------------------------------------------------------------------------------
      Total Separate Account
        Annual Expenses             .90%       .90%       .90%        .90%         .90%          .90%        .90%         .90%
  HRT Annual Expenses (4)
    Investment Advisory Fees        .37%       .65%       .90%        .54%         .90%          .48%        .42%         .52%
    Rule 12b-1 Fees (7)             .25%       .25%       .25%        .25%         .25%          .25%        .25%         .25%
    Other Expenses                  .03%       .08%       .18%        .03%         .05%          .07%        .05%         .05%
----------------------------------------------------------------------------------------------------------------------------------
      Total HRT Annual Expenses
        (5)(6)                      .65%       .98%      1.33%        .82%        1.20%          .80%        .72%         .82%
====================================================================================================================================


                       FOR USE ONLY IN THE STATE OF IOWA

----------------------------------------------------------------------------------------------------------------------------------
                                                T. ROWE        T. ROWE
                                                 PRICE          PRICE         EQ/PUTNAM
                                             INTERNATIONAL     EQUITY          GROWTH &         EQ/PUTNAM            MFS
                                                 STOCK         INCOME        INCOME VALUE        BALANCED          RESEARCH
                                               PORTFOLIO      PORTFOLIO       PORTFOLIO         PORTFOLIO         PORTFOLIO
                                             --------------------------------------------------------------------------------------
  Separate Account Annual Expenses
    Mortality and Expense Risk Fees              .65%           .65%             .65%              .65%              .65%
    Other Expenses                               .25%           .25%             .25%              .25%              .25%
-----------------------------------------------------------------------------------------------------------------------------------
      Total Separate Account Annual Expenses     .90%           .90%             .90%              .90%              .90%
  EQAT Annual Expenses
    Investment Management and Advisory Fees      .75%           .55%             .55%              .55%              .55%
    Rule 12b-1 Fees                              .25%           .25%             .25%              .25%              .25%
    Other Expenses                               .20%           .05%             .05%              .10%              .05%
-----------------------------------------------------------------------------------------------------------------------------------
      Total EQAT Annual Expenses                1.20%           .85%             .85%              .90%              .85%
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

TABLE 1: EQUI-VEST SERIES 100
-----------------------------------------------------------------------------------------------------------------------------------
                                                               MORGAN
                                                 MFS           STANLEY
                                               EMERGING       EMERGING       WARBURG PINCUS                     MERRILL LYNCH
                                                GROWTH         MARKETS       SMALL COMPANY     MERRILL LYNCH     BASIC VALUE
                                               COMPANIES       EQUITY           VALUE         WORLD STRATEGY       EQUITY
                                               PORTFOLIO      PORTFOLIO       PORTFOLIO         PORTFOLIO        PORTFOLIO
                                             --------------------------------------------------------------------------------------
  Separate Account Annual Expenses
    Mortality and Expense Risk Fees              .65%            .65%            .65%              .65%             .65%
    Other Expenses                               .25%            .25%            .25%              .25%             .25%
------------------------------------------------------------------------------------------------------------------------------------
      Total Separate Account Annual Expenses     .90%            .90%            .90%              .90%             .90%
  EQAT Annual Expenses
    Investment Management and Advisory Fees      .55%           1.15%            .65%              .70%             .55%
    Rule 12b-1 Fees (7)                          .25%            .25%            .25%              .25%             .25%
    Other Expenses                               .05%            .35%            .10%              .25%             .05%
------------------------------------------------------------------------------------------------------------------------------------
      Total EQAT Annual Expenses                 .85%           1.75%           1.00%             1.20%             .85%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------


                       FOR USE ONLY IN THE STATE OF IOWA

TABLE 2:  EQUI-VEST SERIES 200

-----------------------------------------------------------------------------------------------------------------------------------
                                                              ALLIANCE
                                              ALLIANCE      INTERMEDIATE      ALLIANCE     ALLIANCE      ALLIANCE       ALLIANCE
                                                MONEY        GOVERNMENT       QUALITY        HIGH        GROWTH &        EQUITY
                                               MARKET        SECURITIES         BOND         YIELD        INCOME         INDEX
                                             --------------------------------------------------------------------------------------
  Separate Account Annual
    Expenses (4)
    Mortality and Expense Risk Fees              .65%          .65%             .65%          .65%         .65%           .65%
    Other Expenses                               .25%          .25%             .25%          .25%         .25%           .25%
-----------------------------------------------------------------------------------------------------------------------------------
      Total Separate Account Annual Expenses     .90%          .90%             .90%          .90%         .90%           .90%
  HRT Annual Expenses
    Investment Advisory Fees                     .35%          .50%             .53%          .60%         .55%           .32%
    Rule 12b-1 Fees                              .25%          .25%             .25%          .25%         .25%           .25%
    Other Expenses.                              .04%          .06%             .05%          .04%         .04%           .04%
-----------------------------------------------------------------------------------------------------------------------------------
      Total HRT Annual Expenses(5)(6)            .64%          .81%             .83%          .89%         .84%           .61%
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

TABLE 2:  EQUI-VEST SERIES 200
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                             ALLIANCE
                                ALLIANCE              ALLIANCE     ALLIANCE     ALLIANCE      CONSER-                 ALLIANCE
                                 COMMON   ALLIANCE     INTER-     AGGRESSIVE    SMALL CAP     VATIVE       ALLIANCE    GROWTH
                                 STOCK     GLOBAL     NATIONAL      STOCK        GROWTH      INVESTORS     BALANCED   INVESTORS
                              ----------------------------------------------------------------------------------------------------
  Separate Account Annual
    Expenses
    Mortality and Expense Risk
      Fees                        .65%      .65%        .65%         .65%         .65%         .65%          .65%        .65%
    Other Expenses                .25%      .25%        .25%         .25%         .25%         .25%          .25%        .25%
----------------------------------------------------------------------------------------------------------------------------------
      Total Separate Account
        Annual Expenses           .90%      .90%        .90%         .90%         .90%         .90%          .90%        .90%
  HRT Annual Expenses (4)
    Investment Advisory Fees      .37%      .65%        .90%         .54%         .90%         .48%          .42%        .52%
    Rule 12b-1 Fees (7)           .25%      .25%        .25%         .25%         .25%         .25%          .25%        .25%
    Other Expenses                .03%      .08%        .18%         .03%         .05%         .07%          .05%        .05%
----------------------------------------------------------------------------------------------------------------------------------
      Total HRT Annual
        Expenses(5)(6)            .65%      .98%       1.33%         .82%        1.20%         .80%          .72%        .82%
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


                       FOR USE ONLY IN THE STATE OF IOWA

------------------------------------------------------------------------------------------------------------------------------
                                                 T. ROWE        T. ROWE
                                                  PRICE          PRICE         EQ/PUTNAM
                                               INTERNATIONAL     EQUITY         GROWTH &         EQ/PUTNAM            MFS
                                                  STOCK          INCOME       INCOME VALUE        BALANCED         RESEARCH
                                                 PORTFOLIO      PORTFOLIO      PORTFOLIO         PORTFOLIO         PORTFOLIO
                                             ---------------------------------------------------------------------------------
  Separate Account Annual Expenses
    Mortality and Expense Risk Fees                .65%           .65%           .65%              .65%              .65%
    Other Expenses                                 .25%           .25%           .25%              .25%              .25%
------------------------------------------------------------------------------------------------------------------------------
      Total Separate Account Annual Expenses       .90%           .90%           .90%              .90%              .90%
  EQAT Annual Expenses
    Investment Management and Advisory Fees        .75%           .55%           .55%              .55%              .55%
    Rule 12b-1 Fees                                .25%           .25%           .25%              .25%              .25%
    Other Expenses                                 .20%           .05%           .05%              .10%              .05%
-----------------------------------------------------------------------------------------------------------------------------
      Total EQAT Annual Expenses                  1.20%           .85%           .85%              .90%              .85%
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

TABLE 2: EQUI-VEST SERIES 200
-----------------------------------------------------------------------------------------------------------------------------
                                                                MORGAN
                                                   MFS          sSTANLEY
                                                EMERGING       EMERGING      WARBURG PINCUS                     MERRILL LYNCH
                                                 GROWTH         MARKETS      SMALL COMPANY     MERRILL LYNCH     BASIC VALUE
                                                COMPANIES       EQUITY          VALUE         WORLD STRATEGY       EQUITY
                                                PORTFOLIO      PORTFOLIO      PORTFOLIO         PORTFOLIO        PORTFOLIO
                                             --------------------------------------------------------------------------------
  Separate Account Annual Expenses
    Mortality and Expense Risk Fees                .65%           .65%           .65%              .65%              .65%
    Other Expenses                                 .25%           .25%           .25%              .25%              .25%
-----------------------------------------------------------------------------------------------------------------------------
      Total Separate Account Annual Expenses       .90%           .90%           .90%              .90%              .90%
  EQAT Annual Expenses
    Investment Management and Advisory Fees        .55%          1.15%           .65%              .70%              .55%
    Rule 12b-1 Fees                                .25%           .25%           .25%              .25%              .25%
    Other Expenses                                 .05%           .35%           .10%              .25%              .05%
-----------------------------------------------------------------------------------------------------------------------------
      Total EQAT Annual Expenses                   .85%          1.75%          1.00%             1.20%              .85%
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

-------------
At page 16, Note 3 of the Fee Table is not applicable to Iowa/Enhanced EDC Contracts. As to certain limitations on charges, see "Limitations on Charges" under the discussion below of the modifications to "Part 7: DEDUCTIONS AND CHARGES." Also, at page 16, Note 7 is revised as follows:


 (7) The respective Class IB shares of HRT and EQAT are subject to fees imposed under distribution plans (the "Rule 12b-1 Plans") adopted by HRT and EQAT pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended. The Rule 12b-1 Plans provide that HRT and EQAT, on behalf of each of their Portfolios may charge annually up to 0.25% of the average daily net assets of a Portfolio attributable to its Class IB shares in respect of activities primarily intended to result in the sale of the Class IB shares. The 12b-1 fees will not be increased for the life of the Iowa/Enhanced EDC Contracts.


                        FOR USE ONLY IN THE STATE OF IOWA

"PART 7: DEDUCTIONS AND CHARGES" OF THE PROSPECTUS HAS BEEN MODIFIED AS FOLLOWS:

CHARGES TO PORTFOLIOS. The following paragraph is added to "Charges to Portfolios" at page 55, after the HRT Portfolio investment advisory fee table:

The Rule 12b-1 Plan adopted with respect to HRT's Class IB shares provides that HRT, on behalf of each Portfolio, may charge annually up to 0.25% of the average daily net assets of a Portfolio attributable to its Class IB shares in respect of activities primarily intended to result in the sale of the Class IB shares. This fee will not be increased for the life of the Iowa/Enhanced EDC Contracts. Fees and expenses are described more fully in the HRT prospectus.

LIMITATION ON CHARGES. At page 59, the discussion under "Limitation on Charges" is applicable to Iowa/Enhanced EDC Contracts attributable to EQUI-VEST EDC Contracts issued to fund Section 457 Plans prior to the date of this Supplement. The discussion, however, does not apply to Iowa/Enhanced EDC Conatracts issued on and after the date of this Supplement.

CHARGES TO INVESTMENT FUNDS. At page 59, the discussion under "Charges to Investment Funds" through the Series 200 table of specific charges is replaced by the following:

We make a daily charge (after any deductions to provide for taxes) against the assets held in each of the Investment Funds under an Iowa/Enhanced EDC Contract. This charge is reflected in the Accumulation Unit Values and made at an annual rate not to exceed 0.90% for each of the Investment Funds. The charge is for financial accounting, death benefits, mortality risk, expenses and expense risk. The specific changes for Series 100 and 200 Iowa/Enhanced EDC Contracts are: expenses and financial accounting - 0.25%; expense risks - 0.30%; and mortality risks and death benefits - 0.35%.

ANNUAL ADMINISTRATIVE CHARGE. The Annual Administrative Charge, discussed at page 60, under Iowa/Enhanced EDC Contracts is waived.

CONTINGENT WITHDRAWAL CHARGE. At page 61, the following will apply to withdrawals under Iowa/Enhanced EDC Contracts, in addition to the exceptions to the withdrawal charge discussed under the section entitled "No charge will be applied to any amount withdrawn from an IRA, Roth IRA, QP IRA, SEP, SIMPLE IRA, TSA, EDC or Annuitant-Owned HR-10 (except for NQ and Trusteed Contracts) if:"

o the Annuitant retires pursuant to terms of the Section 457 plan, or separates from service;

o the Annuitant has qualified to receive Social Security disability benefits as certified by the Social Security Administration;

o we receive proof satisfactory to us that the Annuitant's life expectancy is six months or less (such proof must include, but is not limited to, certification by a licensed physician);

o the Annuitant elects a withdrawal that qualifies as a hardship withdrawal under the Code;

o the Annuitant has been confined to a nursing home for more than a 90-day period (or such other period, if required in Iowa as verified by a licensed physician. A nursing home for this purpose means one which is (a) approved by Medicare as a provider of skilled nursing care service, or (b) licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, U.S. Virgin Islands, or
    Guam) and meets all of the following:

    o its main function is to provide skilled, intermediate or custodial nursing care;

    o   it provides continuous room and board to three or more persons;

    o   it is supervised by a registered nurse or practical nurse;

    o   it keeps daily medical records of each patient;

    o   it controls and records all medications dispensed; and

    o   its primary service is other than to provide housing for residents.


                       FOR USE ONLY IN THE STATE OF IOWA